UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CEDAR FAIR, L.P.

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LETTER FROM THE BOARD OF DIRECTORS OF CEDAR FAIR, L.P.

May 29, 2015

Dear Cedar Fair Unitholder:

In April you should have received our Proxy Statement and Notice of the Cedar Fair, L.P. 2015 Annual Meeting of Unitholders, scheduled for June 3, 2015. In the proxy statement, our Board of Directors recommends a vote “For” all proposals, including the advisory resolution approving executive compensation (Item 3).

While proxy advisory firm Glass, Lewis & Co has recommended in favor of all of our proposals, another proxy advisory firm, Institutional Shareholder Services Inc. (ISS), has recommended in favor of all of our proposals except Item 3. The purpose of this letter is to highlight why we believe a vote “For” Item 3 is appropriate and aligned with the interests of our unitholders.

Track Record and Importance of CEO Retention Grant

We have an active and ongoing dialogue with our unitholders. One of the primary unitholder focal points has been the retention and continuity of the management team that has driven a 271% total unitholder return during our Chief Executive Officer Matt Ouimet’s tenure. In response to this focus on retention, the Company made a supplemental award to Mr. Ouimet tied to relative total unitholder return to recognize the key role he has played in the Company’s record-setting growth and unitholder returns in recent years and to incentivize his continued stewardship and focus on the execution of the Company’s strategic plan beyond the current term of his employment agreement. The actual award size will be determined by the Company’s relative total unitholder return performance during the 2014-2016 period. Any award generated will be paid 50% in 2017 and 50% in 2018, assuming Mr. Ouimet continues to be employed by the Company. We believe the grant is consistent with our desire to attract and retain highly qualified individuals while aligning executive compensation with unitholders’ interests, emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership.

Company Fully Discloses Performance Metrics for Short- and Long-Term Incentive Compensation

We use Adjusted EBITDA as the key measure of performance because it tracks core operating performance closely, crosses park operating units, is easy to track and report to our unitholders on a regular basis, and because it is helpful in evaluating free cash flow available for distributions, which we believe is one of the key investment areas of focus for our unitholders.

ISS notes in its report a concern relative to the disclosure of EBITDA goals for annual performance equity as it relates to unitholders’ ability to assess their rigor. ISS fails to take into consideration that the Adjusted EBITDA goals for both short-term and long-term incentive compensation are fully disclosed in arrears consistent with the completion of the performance period and payment of the resulting compensation to the executives. The Company fully disclosed the Adjusted EBITDA targets related to the payment of the 2014 cash incentive award on page 24 of our proxy statement, and long-term equity incentive compensation for the performance period 2012 through 2014 is included on page 27. These disclosures provide the necessary information to enable unitholders to evaluate the rigor of the Company’s incentive compensation programs.

LETTER FROM THE BOARD OF DIRECTORS OF CEDAR FAIR, L.P.

ISS Bases Recommendation on Inappropriate Peer Group

Initially ISS inaccurately reported that the Company did not disclose a peer group. The Company’s peer group selection criteria and its peer group companies were fully disclosed on pages 17 and 18 of Company’s proxy materials. The original ISS report not only omitted the peer group information but also included an affirmative statement that the Company did not disclose any such information. The omission of the Company’s peer group information in ISS’s original report deprived unitholders of the ability to fully evaluate the appropriateness of the ISS recommendation.

The peer group that was selected by ISS is inappropriate and not reflective of our leisure, recreational and entertainment business. Most notably, it does not include SeaWorld Entertainment, one of our closest regional amusement park comparables. The ISS peer group also does not include any retailers or cinema companies, which highlights the lack of a full understanding of the nature of our business as it relates to discretionary consumer spending.

Further, the ISS peer group includes Scientific Gaming, a company in an unrelated business which supplies products and services to the lottery and gaming industry but lacks any direct consumer discretionary spending. The market capitalization of the ISS peer group does not provide an appropriate comparison to the Company’s market capitalization and thereby skews the resulting benchmarking data. Most importantly, we do not believe investors view the companies included in the ISS peer group as similar in size and industry sector to our leisure, recreation and entertainment business.

In contrast, the Company has developed a more appropriate peer group, in consultation with Hay Group, an independent global management consulting firm, for purposes of benchmarking executive compensation. Our peer group includes U.S. publicly traded companies with a significant focus on recreation and entertainment, with similar business models and annual revenues between  1⁄2 to 2  1⁄2 times our revenues and with a market capitalization comparable to ours. The Company believes that its identified peer group provides the best indicator of the executive compensation practices for businesses our size and in our industry.

A comparison of Mr. Ouimet’s compensation utilizing the ISS pay-for-performance methodology and the Company’s peer group results in a “LOW” level of concern on the ISS scale. We believe that these results demonstrate that ISS’s concern related to Mr. Ouimet’s compensation is a consequence of ISS’s inappropriate peer group selection and that Mr. Ouimet’s compensation is appropriate when compared to other companies in Cedar Fair’s industry.

Cedar Fair’s Executive Compensation Has Been and Continues To Be Aligned With Unitholders’ Interests

Cedar Fair has a proven track record of producing results that support a growing and sustainable distribution and the creation of substantial unitholder value. The Board and Compensation Committee have Cedar Fair unitholders’ interests as a priority when they evaluate appropriate compensation programs and grants reflective of the Company’s performance. For these reasons, we believe that Cedar Fair’s compensation programs have been and will continue to be aligned with performance as well as unitholder interests, and we strongly urge you to vote “For” the advisory resolution approving executive compensation (Item 3).

THE BOARD OF DIRECTORS RECOMMENDS THAT

UNITHOLDERS VOTE FOR THE ADVISORY RESOLUTION TO APPROVE

EXECUTIVE OFFICER COMPENSATION (ITEM 3)